UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
______________________

Date of Report (Date of earliest event reported): July 11, 2019

GERMAN AMERICAN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana
(State or other jurisdiction of incorporation)

001-15877	35-1547518
(Commission File Number)	(IRS Employer Identification No.)
711 Main Street Box 810 Jasper, Indiana	47546
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 482-1314

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	GABC	NASDAQ Global Select Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     Director Compensation Arrangements in Which an Executive Officer Participates.

German American Bancorp, Inc. (the “Company”) compensates the members of its Board of Directors (the “Board”) for their service to the Company and the Company’s subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year. Following a recommendation made by the Board’s Governance/Nominating Committee, the Board approved director compensation for the new twelve-month service period. As a result, on July 11, 2019, the Company made lump sum cash payments to each of its directors, including Mark A. Schroeder (the Company’s Chairman and Chief Executive Officer), representing a $25,000 annual retainer for services during the current annual period that commenced as of July 1, 2019, plus, in the case of the co-lead independent directors of the Board and certain Board committee chairs, a supplemental cash retainer in the amounts described below. The cash retainers are deemed earned immediately upon receipt by a director, regardless of the number of meetings actually held or attended during the current annual period.

The supplemental annual cash retainers paid on July 11, 2019, for services during the current annual period, included: (a) $15,000 to each of U. Butch Klem and Thomas W. Seger, as the Board’s co-lead independent directors; (b) $8,500 to M. Darren Root, as Chairman of the Board’s Audit Committee; (c) $5,000 to U. Butch Klem, as Chairman of the Board’s Governance/Nominating Committee; (d) $5,000 to each of Thomas W. Seger and Zachary W. Bawel, as Co-Chairmen of the Board’s Compensation/Human Resources Committee; and (e) $5,000 to Marc D. Fine, as Chairman of the Board’s Credit Risk Management Committee.

In addition, the Company has agreed to pay to each director an attendance fee of $850 for each meeting of the Board that he or she attends during the current annual period and, to the extent applicable, an additional $850 for each meeting that he or she attends of (i) the board of directors of German American Bank (our bank subsidiary) or any committee or regional advisory board thereof, (ii) the board of directors of German American Investment Services, Inc., and (iii) the Wealth Advisory (Trust) Oversight Committee. Members of the Board who attend sessions of the Board of the Company or of the Board’s committees that are held concurrently with sessions of the board of directors of the bank subsidiary (German American Bank) or of committees of that subsidiary’s board of directors will receive a single meeting fee of $850 for the combination of the two concurrent meetings. Notwithstanding the foregoing, Mr. Schroeder shall not receive compensation for attending committee meetings for which he is a named member or an ex-officio member.

In addition, the Board determined that it will consider, at its regular meeting to be held in December 2019, the award of additional retainers in the form of grants (under the Company’s 2019 Long-Term Equity Incentive Plan) of restricted common stock of the Company to the directors (including Mr. Schroeder) with a market value of not more than $25,000 per director. The Board resolved that its decision to be made in December 2019 of whether to grant such additional retainers in the form of restricted stock (and if so, how much) should be determined at that time based on the Board’s perception of prevailing financial conditions (including the Company’s then-expected operating results for 2019) and such other factors as the Board may then deem relevant. Each grant of restricted stock, if and when granted and issued, would not be transferable prior to the one-year anniversary of the grant date, and would be fully forfeited were a director not to continue in service as a director of the Company through such one-year anniversary, for any reason other than death or disability, and would be subject to a 50% forfeiture (for any reason other than disability) should a director fail to attend in person a certain percentage of meetings of the boards and committees on which he or she was a member during the period commencing on January 1, 2020 to December 31, 2020, or fail to attend (other than by reason of disability or illness or bona fide emergency) the Company’s Annual Meeting of Shareholders held in 2020. Notwithstanding the foregoing, in any award resolution, the Board may specify (in lieu of the one-year anniversary date specified above) the date of the 2020 Annual Meeting of Shareholders as the date for measuring vesting of the restricted stock award for any director who will not be standing for re-election at such Annual Meeting as a result of reaching the retirement age set forth in the Company’s Bylaws.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.
	By:	/s/ Mark A. Schroeder
Dated: July 11, 2019		Mark A. Schroeder, Chairman of the Board and Chief Executive Officer